Exhibit 99.1

Smart Sand, Inc. Announces Fourth Quarter and Full Year 2017 Results

-	4Q 2017 revenues of $43.0 million, highest in Company history, increase of 9% sequentially
-	4Q 2017 706,400 tons sold, highest in Company history, increase of 8% sequentially
-	4Q and full year 2017 net income of $10.9 million and $21.5 million, respectively

THE WOODLANDS, Texas, March 15, 2018 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a pure-play, low-cost producer of high quality Northern White raw frac sand, today announced results for the fourth quarter and full year ended December 31, 2017.

“As the market for frac sand improved during 2017, Smart Sand continued to deliver strong, positive financial results,” stated Charles Young, Chief Executive Officer. “During 2017, we operated at the highest utilization levels in our history, selling over 2.4 million tons of Northern White frac sand, resulting in record full-year revenue and net income.  Our strategy remains centered on our ability to adapt quickly to the constantly changing industry landscape, while operating safely and efficiently to maximize profitability through all industry cycles. Operating at this record level would not have been possible without the hard work and dedication of our talented employees.  Our dedicated workforce, combined with our long-term take-or-pay contracts, low cost operating structure, and strategic investments in logistics infrastructure at our Oakdale facility, positions us well to continue to take advantage of the current positive market trends.  From a strategic perspective, we continue to evaluate opportunities in both the Permian Basin and Bakken as well as last mile solutions to better serve our growing customer base and deliver value to our stockholders.”

Full Year 2017 Highlights

Revenues of $137.2 million for the full year 2017 were the highest in the history of the Company representing a 132% increase over full year 2016 revenue of $59.2 million.  The increase in revenues was primarily due to higher sales volumes and higher freight revenues resulting from increased shipments to customers to whom we bill freight charges.

Overall tons sold were approximately 2,449,000 in the full year 2017, nearly tripling full year 2016 volume of 826,000 tons.

Net income was $21.5 million, or $0.54 per basic share and $0.53 per diluted share, for the full year 2017, compared with net income of $10.4 million, or $0.43 per basic share and $0.42 per diluted share, for the full year 2016, an increase of 107% year over year.  Net income in 2017 included an $8.5 million tax expense benefit for the full year 2017 due to the changes in the U.S. tax laws that were enacted in December 2017.

Adjusted EBITDA was $30.6 million for the full year 2017 compared to Adjusted EBITDA of $37.8 million for the full year 2016, a decrease of 19% year over year.  The decrease in Adjusted EBITDA was primarily due to lower shortfall revenue of $19.7 million in 2017 and higher operating expenses due to the substantial growth in sales and production activity in 2017, weather related unplanned downtime and maintenance expenses and non-recurring expenses associated with such growth, partially offset by the higher sales volumes.

Fourth Quarter 2017 Highlights

Revenues of $43.0 million in the fourth quarter of 2017, were also the highest in Company history and represented a 46% increase over fourth quarter 2016 revenue of $29.5 million.  Fourth quarter 2017 revenue increased by 9% compared to third quarter 2017 revenue of $39.3 million.  The increase in revenues was primarily due to higher sales volumes and higher freight revenues, resulting from increased shipments to customers to whom we bill freight charges.

Overall tons sold were approximately 706,400 in the fourth quarter of 2017, compared with approximately 274,500 tons sold in the fourth quarter of 2016 and 653,400 tons for the third quarter of 2017, increases of 157% and 8%, respectively.

The Company generated net income of $10.9 million, or $0.27 per basic and diluted share, for the fourth quarter of 2017, compared with net income of $12.4 million, or $0.40 per basic and diluted share, for the fourth quarter of 2016 and net income of $7.0 million, or $0.17 per basic and diluted share, for the third quarter of 2017.  As highlighted above, we had a one-time tax benefit that was booked in the fourth quarter 2017 due to the changes in the U.S. tax laws that were enacted in December 2017.  In addition, we had shortfall revenue of $17.9 million and other income of $8.5 million in the fourth quarter of 2016 due to a one-time settlement and sale of an unsecured bankruptcy claim with a former customer.

Adjusted EBITDA was $8.9 million for the fourth quarter of 2017 compared to Adjusted EBITDA of $27.0 million during the same period last year, a decrease of 67% on a year-over-year basis and a decrease of 23% compared to third quarter of 2017 Adjusted EBITDA of $11.6 million.  The decrease in net income and Adjusted EBITDA compared to the fourth quarter of 2016 was primarily due to lower shortfall revenue, partially offset by higher sales volume.  The decrease in Adjusted EBITDA compared to the third quarter 2017 was primarily due to higher operating expenses from weather related unplanned downtime and maintenance expense as well as higher operating expenses that we typically incur during the fourth quarter and first quarter of each year.  During these periods, we absorb less of our operating costs into inventory due to running our wet plant less during the winter months. These increased costs were partially offset by higher sales volumes.

Capital Expenditures

Smart Sand’s capital expenditures totaled $23.6 million for the quarter ended December 31, 2017 and totaled approximately $51.1 million for the full year 2017, and were associated largely with the Company’s expansion at its Oakdale sand processing facility and investment in various enhancement and cost improvement projects.  The Company estimates that capital expenditures will be approximately $85 to 95 million in 2018, of which $45.7 million relates to capital expenditure carryover from 2017 to complete the expansion of our Oakdale facility to 5.5 million tons of dry nameplate sand processing capacity.  This expansion is expected to be completed and operational in the second quarter of 2018.  At December 31, 2017, the Company had approximately $35.2 million on cash at hand and an unfunded $45.0 million revolver available to support liquidity needs in 2018.

Tax Reform

On December 22, 2017, the U.S. Tax Cuts and Jobs Act (the “Tax Reform Act”) was signed into law.  The Tax Reform Act significantly revised the U.S. corporate income tax regime by, among other things,

lowering the U.S. corporate tax rate from 35% to 21% effective January 1, 2018, repealing the deduction for domestic production activities and implementing 100% direct expensing of certain non-residential property. U.S. Generally Accepted Accounting Principles (“GAAP”) require that the impact of tax legislation be recognized in the period in which the law was enacted.

As a result of the Tax Reform Act, the Company recorded a benefit of approximately $8.5 million due to a re-measurement of deferred tax assets and liabilities.  There are additional provisions in the Tax Reform Act that could impact the Company that will continue to be monitored as additional guidance is released.  The tax benefit represents provisional amounts and the Company’s current best estimates.  Any adjustments recorded to the provisional amounts through the first quarter of fiscal 2019 will be included in income from operations as an adjustment to tax expense.  The provisional amounts incorporate assumptions made based upon the Company’s current interpretation of the Tax Reform Act and may change as additional clarification and implementation guidance is provided.

Conference Call

Smart Sand will host a conference call and live webcast for analysts and investors this morning, March 15th, at 10:00 a.m. Eastern Time to discuss the Company’s fourth quarter and full year 2017 financial results. Investors are invited to listen to a live audio webcast of the conference call which will be accessible on the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (888) 799-5165 or for international callers, (478) 219-0056. The passcode for the call is 4498413. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or for international callers, (404) 537-3406.  The conference ID for the replay is 4498413.

Forward-looking Statements

All statements in this news release other than statements of historical facts are forward-looking statements that contain our current expectations about our future results.  We have attempted to identify any forward-looking statements by using words such as "expect," “will,” “estimate,” “believe” and other similar expressions.  Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company's actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.

Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Form 10-K, filed by the Company with the U.S. Securities and Exchange Commission on March 15, 2018.

You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

About Smart Sand

Smart Sand is a pure-play, low-cost producer of high-quality Northern White raw frac sand. We sell our products primarily to oil and natural gas exploration and production companies and oilfield service companies. We own and operate a raw frac sand mine and processing facility near Oakdale, Wisconsin, at which we currently have approximately 321 million tons of proven recoverable reserves. We currently have 3.3 million tons of annual processing capacity and are expanding our annual nameplate processing capacity to 5.5 million tons. We expect to complete our capacity expansion in the second quarter of 2018.  For more information, please visit www.smartsand.com.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	December 31, 2017 (unaudited)	September 30, 2017 (unaudited)	December 31, 2016 (unaudited)
	(in thousands, except per share amounts)
Revenues	$43,037	$39,329	$29,450
Cost of goods sold	32,938	26,297	8,770
Gross profit	10,099	13,032	20,680
Operating expenses:
Salaries, benefits and payroll taxes	2,517	1,838	3,774
Depreciation and amortization	148	148	101
Selling, general and administrative	2,868	2,275	1,532
Total operating expenses	5,533	4,261	5,407

Operating income	4,566	8,771	15,273
Other income (expenses):
Preferred stock interest expense	-	-	(629)
Other interest expense, net	(110)	(114)	(345)
Other income	265	76	8,638
Total other income (expenses), net	155	(38)	7,664
Loss on extinguishment of debt	-	-	1,051
Income before income tax (benefit) expense	4,721	8,733	21,886
Income tax (benefit) expense	(6,165)	1,686	9,445
Net income	$10,886	$7,047	$12,441

Net income per common share:
Basic	$0.27	$0.17	$0.40
Diluted	$0.27	$0.17	$0.40
Weighted-average number of common shares:
Basic	40,393	40,384	30,952
Diluted	40,435	40,416	31,210

	Year Ended December 31,
	2017 (audited)	2016 (audited)
	(in thousands, except per share amounts)
Revenues	$137,212	$59,231
Cost of goods sold	100,304	26,569
Gross profit	36,908	32,662
Operating expenses:
Salaries, benefits and payroll taxes	8,219	7,385
Depreciation and amortization	525	384
Selling, general and administrative	9,459	4,502
Total operating expenses	18,203	12,271
Operating income	18,705	20,391
Other income (expenses):
Preferred stock interest expense	-	(5,565)
Other interest expense, net	(450)	(2,862)
Other income	462	8,860
Total other income (expenses), net	12	433
Loss on extinguishment of debt	-	(1,051)
Income before income tax (benefit) expense	18,717	19,773
Income tax (benefit) expense	(2,809)	9,394
Net income	$21,526	$10,379
Net income per common share:
Basic	$0.54	$0.43
Diluted	$0.53	$0.42
Weighted-average number of common shares:
Basic	40,208	24,322
Diluted	40,304	24,579

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2017 (audited)	December 31, 2016 (audited)
	(in thousands)
Assets
Current assets:
Cash	$34,740	$46,563
Restricted cash	487	971
Accounts receivables, net	23,377	5,339
Unbilled receivables	1,192	404
Inventories	9,092	10,344
Prepaid expenses and other current assets	3,849	1,403
Total current assets	72,737	65,024
Inventories, long-term	-	3,155
Property, plant and equipment, net	172,202	104,096
Deferred financing costs, net	892	1,154
Other assets	971	23
Total assets	$246,802	$173,452

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,123	$1,663
Accrued and other expenses	7,576	2,430
Deferred revenue	-	1,615
Income taxes payable	-	7,058
Current portion of equipment financing obligations	572	674
Current portion of notes payable	288	282
Total current liabilities	34,559	13,722

Equipment financing obligations, net of current portion	-	572
Notes payable, net of current portion	-	288
Deferred tax liabilities, long-term, net	13,239	15,044
Asset retirement obligation	8,982	1,384
Total liabilities	56,780	31,010

Stockholders’ equity
Common stock	40	39
Treasury stock, at cost	(666)	(539)
Additional paid-in capital	159,059	132,879
Retained earnings	31,589	10,063
Total stockholders’ equity	190,022	142,442
Total liabilities and stockholders’ equity	$246,802	$173,452

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We define EBITDA as our net income, plus (i) depreciation, depletion and amortization expense, (ii) income tax expense (benefit), (iii) interest expense and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus (i) gain or loss on sale of fixed assets or discontinued operations, (ii) integration and transition costs associated with specified transactions, including our IPO, (iii) equity compensation; (iv) development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions, (vi) earnout and contingent consideration obligations, and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•	our ability to incur and service debt and fund capital expenditures;
•	our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure; and
•	our debt covenant compliance as Adjusted EBITDA is a key component of critical covenants in our credit agreement.

We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definition of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016
	(in thousands)
Net (loss) income	$10,886	$7,047	$12,441
Depreciation, depletion and amortization	2,184	1,756	1,624
Income tax expense (benefit)	(6,165)	1,686	9,445
Interest expense	174	172	983
Franchise taxes	31	70	2
EBITDA	$7,110	$10,731	$24,495
Gain (loss) on sale of fixed assets (1)	66	30	-
Integration and transition costs	-	16	-
Initial public offering related costs (2)	-	-	725
Equity compensation (3)	495	516	706
Development costs (4)	766	79	-
Cash charges related to restructuring and retention (5)	40	239	-
Non-cash charges (6)	453	20	3
Loss on extinguishment of debt (7)	-	-	1,051
Adjusted EBITDA	$8,930	$11,631	$26,980

(1) Includes losses related to the sale and disposal of certain assets in property, plant and equipment.

(2) For the year ended December 31, 2016, the Company incurred $725 of IPO related bonuses.

(3) Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.

(4) Represents costs related to current development project activities.

(5) Represents costs associated with the retention and relocation of employees.

(6) Represents accretion of asset retirement obligations and loss on derivatives.

(7) Reflects the loss on extinguishment of debt related to our November 2016 financing transaction.

	Year Ended December 31,
	2017	2016
	(in thousands)
Net Income	$21,526	$10,379
Depreciation and depletion	7,300	6,445
Income tax expense	(2,809)	9,394
Interest expense	700	8,436
Franchise taxes	339	21
EBITDA	$27,056	$34,675
Gain (loss) on sale of fixed assets (1)	253	(59)
Integration and transition costs	16	-
Initial public offering related costs (2)	-	725
Equity compensation (3)	1,652	1,426
Development costs (4)	845	-
Cash charges related to restructuring and retention (5)	279	-
Non-cash charges (6)	514	21
Loss on extinguishment of debt (7)	-	1,051
Adjusted EBITDA	$30,615	$37,839

(1) Includes losses related to the sale and disposal of certain assets in property, plant and equipment.

(2) For the year ended December 31, 2016, the Company incurred $725 of IPO related bonuses.

(3) Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.

(4) Represents costs related to current development project activities.

(5) Represents costs associated with the retention and relocation of employees.

(6) Represents accretion of asset retirement obligations and loss on derivatives.

(7) Reflects the loss on extinguishment of debt related to our November 2016 financing transaction.

Production Costs

We also use production costs, which we define as costs of goods sold, excluding depreciation, depletion, accretion of asset retirement obligations and freight charges to measure our financial performance. Freight charges consist of shipping costs and railcar rental and storage expenses. Shipping costs consist of railway transportation and transload costs to deliver products to customers. A portion of these freight charges are passed through to our customers and are, therefore, included in revenue. Rail car rental and storage expenses are associated with our long-term rail car operating agreements with certain customers. We believe production costs is a meaningful measure to management and external users of our financial statements, such as investors and commercial banks, because it provides a measure of operating performance that is unaffected by historical cost basis and logistics charges that vary by customer. Cost of goods sold is the GAAP measure most directly comparable to production costs. Production costs should not be considered an alternative to cost of goods sold presented in accordance with GAAP. Because production costs may be defined differently by other companies in our industry, our definition of production costs may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The following table presents a reconciliation of production costs to cost of goods sold:

	Three Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016
	(in thousands)
Cost of goods sold	$32,938	$26,297	$8,770
Depreciation, depletion, and accretion of asset retirement obligations	(2,490)	(1,628)	(1,485)
Freight charges (1)	(20,009)	(17,624)	(2,995)
Production costs	10,439	7,045	4,290
Production costs per ton	$14.79	$10.79	$15.66
Total tons sold	706	653	274

(1) Certain costs in 2016 were reclassified to freight charges to conform to the current financial statement presentation. These reclassifications have no effect on previous reported cost of goods sold.

	Year Ended December 31,
	2017	2016
	(in thousands)
Cost of goods sold	$100,304	$26,569
Depreciation, depletion, and accretion of asset retirement obligations	(7,289)	(6,076)
Freight charges (1)	(59,684)	(7,924)
Production costs	33,331	12,569
Production costs per ton	$13.61	$15.22
Total tons sold	2,449	826

(1) Certain costs in 2016 were reclassified to freight charges to conform to the current financial statement presentation. These reclassifications have no effect on previous reported cost of goods sold.

Investor Contacts

Lee Beckelman

CFO

(281) 231-2660

LBeckelman@smartsand.com

Phil Cerniglia

Investor Relations and Budgeting Manager

(281) 231-2660

PCerniglia@smartsand.com